Exhibit 5.1

Bingham McCutchen LLP

150 Federal Street

Boston, Massachusetts 02110

tel: 617-951-8000

fax: 617-951-8736

January 19, 2006

Investors Financial Services Corp.

200 Clarendon Street
Boston, MA 02117-9130

Ladies and Gentlemen:

We have acted as counsel for Investors Financial Services Corp., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about January 19, 2006 (the “Registration Statement”).

The Registration Statement covers the registration of 5,500,000 shares of common stock, $0.01 par value per share, of the Company (the “Shares”), which are issuable by the Company upon the exercise of stock options or as restricted stock or stock grants, pursuant to the Company’s 2005 Equity Incentive Plan or its 1997 Employee Stock Purchase Plan (collectively, the “ Plans”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares.  We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered as restricted stock awards or stock grants or upon the exercise of options duly granted pursuant to the respective Plan and against the payment of the purchase price or exercise price therefor as provided in the respective Plan, and in accordance with the terms of the relevant grants, will be validly issued, fully paid and non-assessable, provided that consideration paid for such shares is at least equal to the par value thereof and such consideration is paid in such form or forms as are required by Section 152 of the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP